Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information contact:
Mike Thorne
817-224-7510
DynCorp International Inc. Reports Second Quarter Fiscal Year 2010 Financial Results
•	Revenue increased to $821.4 million or 5.4% over Q2 FY09

•	Diluted earnings per share increased to $0.37 or 60.9% over Q2 FY09

•	EBITDA increased 13.4% to $58.5 million over Q2 FY09

•	DSO was 68 days resulting in a cash balance of $132.1 million and net debt of $419.9 million
Falls Church, Va. — November 4, 2009 — DynCorp International Inc. (NYSE: DCP), a provider of specialized mission-critical services to civilian and military government agencies, today reports strong financial results for its second quarter of fiscal year 2010 ended October 2, 2009.
“We are very pleased with the company’s performance in the second quarter and reaffirm our guidance for FY 2010,” said William L. Ballhaus, DynCorp International’s Chief Executive Officer. “We delivered solid performance on our core programs and recently closed our first acquisition. With our second quarter results, we are right where we expected to be half way through the year, and are looking forward to a strong second half.”
Second Quarter Fiscal Year 2010 Results Compared to Second Quarter Fiscal Year 2009
Revenue for the second quarter of fiscal year 2010 increased by 5.4% to $821.4 million from $779.1 million for the second quarter of fiscal year 2009. Operating income was $52.6 million for the second quarter of fiscal year 2010 compared to $46.6 million for the second quarter of fiscal year 2009 or an increase of 12.7%. Diluted earnings per share were $0.37 for the second quarter of fiscal year 2010 compared to $0.23 for the second quarter of fiscal year 2009 or an increase of 60.9%.
Revenue for the Global Stabilization and Development Solutions (GSDS) segment for the second quarter of fiscal year 2010 increased to $336.5 million, up $72.5 million or 27.5% compared to the second quarter of fiscal year 2009. GSDS revenue growth was primarily driven by the ramp up of the LOGCAP IV program in Afghanistan and Kuwait along with growth on the security portion of the Worldwide Personnel Protective Services program (WPPS) in Pakistan outpacing a decline in our Civilian Police program as a result of reductions in equipment purchases and the completion of a FEMA task order in support of flood victims in Iowa during the second quarter of fiscal 2009.

Revenue for the Global Platform Support Solutions (GPSS) segment for the second quarter of fiscal year 2010 was $284.5 million, a decrease of $30.7 million, or 9.7% compared to the second quarter of fiscal year 2009. This decrease was primarily due to completed task orders under our Contract Field Teams (CFT) program.
Revenue for the Global Linguist Solutions (GLS) segment was $198.4 million for the second quarter of fiscal year 2010, a decrease of $2.9 million, or 1.4%, from the comparable period in fiscal year 2009. This quarter-over-quarter decrease was due to the timing of the award fee accrual in the second quarter of fiscal year 2009 which represented the initial recognition of the award fee from the contract’s inception.
Operating income for the recently completed quarter was $52.6 million or 6.4% of revenue as compared to $46.6 million or 6.0% of revenue in the same quarter last year. Fiscal year 2010 second quarter results included a loss on Afghanistan construction of $5.3 million. The fiscal year 2010 second quarter increase was driven primarily by a combination of profitable revenue growth, award fee recognition on certain portions of our LOGCAP IV program, non recurring revenue on our WPPS security service task orders and improvements in Afghan Construction results as compared to fiscal year 2009. These increases were offset by lower profitability in our Civilian Police program as a result of the final close out of several firm fixed price task orders in the second quarter of fiscal year 2009 and GLS award fee timing.
EBITDA for the second quarter of fiscal year 2010 increased by 13.4% to $58.5 million from $51.6 million for the second quarter of fiscal year 2009.
Diluted earnings per share increased for the second quarter of fiscal year 2010 to $0.37, up $0.14, or 60.9%. The increase was driven by improved operational results, lower debt related costs and a reduction in noncontrolling interest related to GLS operating results, as compared to the second quarter of fiscal year 2009.
Year-to-Date Results
Revenue for the first six months of fiscal year 2010 increased by 7.4% to $1,606.5 million from $1,495.9 million for the first six months of fiscal year 2009. Operating income was $105.1 million for the first six months of fiscal year 2010 compared to $86.6 million for the first six months of fiscal year 2009 or an increase of 21.3%. Diluted earnings per share were $0.73 for the first six months of fiscal year 2010 compared to $0.54 for the first six months of fiscal year 2009 or an increase of 35.2%.
Revenue for GSDS for the first six months of fiscal year 2010 increased to $620.6 million, up $87.1 million or 16.3% compared to the first six months of fiscal year 2009. GSDS revenue growth resulted from the Kuwait and Afghanistan LOGCAP IV task orders, Air Force Contract Augmentation Program, Multinational Security Transition Command-Iraq and a combination of increased scope and our new Pakistan task order under our WPPS program. The increases in GSDS revenue were partially offset by decreases in our infrastructure work, primarily in Nigeria, and the completion of a FEMA task order in support of flood victims in Iowa during the first six months of fiscal year 2009.

Revenue for GPSS for the first six months of fiscal year 2010 decreased to $588.2 million, down $56.8 million, or 8.8% compared to the first six months of fiscal year 2009. This decrease was primarily due to the completion of certain task orders under our Contract Field Teams program.
Revenue for GLS for the first six months of fiscal year 2010 increased to $396.7 million, up $77.0 million, or 24.1%, as compared to the first six months of fiscal year 2009. GLS revenue benefited from higher award fees as a result of improved performance, higher fill rates as compared to the first six months of fiscal year 2009 and a full six months of performance during the first half of fiscal year 2010 as compared to fiscal year 2009 in which GLS was transitioning the contract from the prior provider.
Operating income for the first six months of fiscal year 2010 was $105.1 million or 6.5% of revenue as compared to $86.6 million or 5.8% of revenue in the same period last year. In addition to the factors discussed above related to the second quarter of fiscal year 2010 operating income, the comparative increase in operating income was impacted by non-recurring severance related costs incurred in the first quarter of fiscal year 2009.
Diluted earnings per share increased for the first six months of fiscal year 2010 to $0.73, up $0.19, or 35.2%. The increase was driven by improved operational results and lower debt related costs, offset by the effect of noncontrolling interests as compared to the first six months of fiscal year 2009.
Operating cash flow for the first six months of fiscal year 2010 was $33.4 million, compared to $38.0 million for the first six months of fiscal year 2009. Operating cash flow for the first six months of fiscal year 2010 was lower than in the first six months of fiscal year 2009 due to an increase in working capital and an increase in restricted cash. Days sales outstanding was 68 days at the end of the second quarter of fiscal year 2010, consistent with our expectation of high 60s to low 70s on an ongoing basis.
EBITDA for the first six months of fiscal year 2010 increased by 12.6% to $117.1 million from $103.9 million for the first six months of fiscal year 2009.
During the six months ended October 2, 2009, we repurchased $24.3 million of our senior subordinated notes and made a contractual $23.4 million repayment on our term debt based on an Excess Cash Flow calculation from fiscal year 2009.
We ended the quarter with $132.1 million of unrestricted cash. Net debt was $419.9 million as of October 2, 2009, an increase of $20.3 million as compared to April 3, 2009. Total debt was $552.0 million at October 2, 2009, a reduction of $47.9 million from April 3, 2009.
Backlog as of October 2, 2009 was $6.7 billion as compared to $6.3 billion as of April 3, 2009, primarily due to new task orders under LOGCAP IV and our new award providing aircraft maintenance support at Sheppard Air Force Base. Included in total backlog are $2.7 billion from the GLS joint venture and $0.6 billion from LOGCAP. Funded backlog increased from $1.4 billion at the end of fiscal year 2009 to $1.8 billion at the end of the second quarter of fiscal year 2010 resulting in a book-to-bill ratio of 1.37 for the second quarter and 1.24 for the first six months of the fiscal year. The growth in funded backlog is a positive indication of continued strong demand for our services over the next several quarters and into fiscal year 2011. The Company’s estimated remaining contract value as of October 2, 2009 was $9.0 billion.

Fiscal Year 2010 Guidance
The Company confirms the previously provided guidance for its fiscal year ending April 2, 2010.
FY 2010

Revenue	$3,300 — $3,500 million
EBITDA	$242 — $252 million
Diluted earnings per share	$1.46 — $1.58
Conference Call
The Company will host a conference call at 8:30 a.m. EST on Thursday, November 5, 2009 to discuss second quarter fiscal 2010 financial results. To participate in the conference call, dial (866) 871-0758 and enter conference ID number 18847629. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 10:30 a.m. EST on November 6, 2009, through 11:59 a.m. EST on December 7, 2009. To access the replay, please dial (800) 642-1687 or (706) 645-9291 and enter ID number 18847629.
About DynCorp International
DynCorp International Inc., through its operating company DynCorp International LLC, is a provider of specialized mission-critical services to civilian and military government agencies worldwide, and operates major programs in law enforcement training and support, security services, base operations, aviation services, contingency operations and logistics support. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.
Reconciliation to GAAP
In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures and for share amounts used to derive earnings per share, please see the financial schedules accompanying this release.

Forward-looking Statements
Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenue and profitability. All of these forward-looking statements are based on estimates and assumptions made by the Company’s management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors outside of the Company’s control that may cause its business, strategy or actual results or events to differ materially from the statements made herein. These risks and uncertainties may include, but are not limited to, the following: the future impact of acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness; the outcome of any material litigation, government or internal investigation or other regulatory matter; policy and/or spending changes implemented by the Obama administration; termination of key U.S. government contracts; changes in the demand for services the Company provides; pursuit of new commercial business in the U.S. and abroad; activities of competitors including bid protests; changes in significant operating expenses; changes in availability of or cost of capital; general political, economic and business conditions in the U.S. and abroad; acts of war or terrorist activities; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue; anticipated revenue from indefinite delivery, indefinite quantity contracts; expected percentages of future revenue represented by fixed-price and time-and-materials contracts; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
###
(Financial tables follow)

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended
	October 2, 2009	October 3, 2008
	(unaudited)	(unaudited)

Revenue	$821,372	$779,151

Cost of services	(727,279)	(696,519)
Selling, general and administrative expenses	(31,304)	(25,994)
Depreciation and amortization expense	(10,238)	(10,005)

Operating income	52,551	46,633

Interest expense	(13,691)	(14,905)
Loss on early extinguishment of debt, net	(162)	(4,443)
Other, net	1,618	3,160

Income before income taxes	40,316	30,445
Provision for income tax	(13,301)	(9,131)

Net income	27,015	21,314
Noncontrolling interests	(6,460)	(8,443)

Net income attributable to DynCorp International Inc.	20,555	12,871

Earnings per share:
Basic	0.37	0.23
Diluted	0.37	0.23

Average shares outstanding Basic	56,268	57,000
Diluted	56,268	57,061

EBITDA (1)	$58,535	$51,626
EBITDA margin	7.1%	6.6%

Operating cash flow	$27,930	$109,084

	Three Months Ended
	October 2, 2009	October 3, 2008
(% of Revenue)	(unaudited)	(unaudited)
Revenue	100.0%	100.0%
Cost of services	(88.5%)	(89.4%)
Selling, general and administrative expenses	(3.8%)	(3.3%)
Depreciation and amortization expense	(1.2%)	(1.3%)

Operating income	6.4%	6.0%

Other (expense) income:
Interest expense	(1.7%)	(1.9%)
Loss on early extinguishment of debt, net	(0.0%)	(0.6%)
Other, net	0.2%	0.4%

Income before income taxes	4.9%	3.9%
Provision for income tax (as a percentage of income before income tax)	(33.0%)	(30.0%)
Net income	3.3%	2.7%
Noncontrolling interests	(0.8%)	(1.1%)

Net income attributable to DynCorp International Inc.	2.5%	1.7%

(1)	See EBITDA reconciliation.

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Six Months Ended(1)
	October 2, 2009	October 3, 2008
	(unaudited)	(unaudited)

Revenue	$1,606,549	$1,495,945

Cost of services	(1,426,372)	(1,334,908)
Selling, general and administrative expenses	(54,742)	(53,845)
Depreciation and amortization expense	(20,383)	(20,565)

Operating income	105,052	86,627

Interest expense	(28,301)	(29,120)
Loss on early extinguishment of debt, net	(146)	(4,443)
Other, net	2,782	5,326

Income before income taxes	79,387	58,390
Provision for income tax	(25,928)	(18,447)

Net income	53,459	39,943
Noncontrolling interests	(12,259)	(9,092)

Net income attributable to DynCorp International Inc.	41,200	30,851

Earnings per share:
Basic	0.73	0.54
Diluted	0.73	0.54

Average shares outstanding
Basic	56,263	57,000
Diluted	56,296	57,040

EBITDA (2)	$117,067	$103,948
EBITDA margin	7.3%	6.9%

Operating cash flow	$33,378	$37,953

	Six Months Ended(1)
	October 2, 2009	October 3, 2008
(% of Revenue)	(unaudited)	(unaudited)

Revenue	100.0%	100.0%

Cost of services	(88.8%)	(89.2%)
Selling, general and administrative expenses	(3.4%)	(3.6%)
Depreciation and amortization expense	(1.3%)	(1.4%)

Operating income	6.5%	5.8%

Other (expense) income:
Interest expense	(1.8%)	(1.9%)
Loss on early extinguishment of debt, net	(0.0%)	(0.3%)
Other, net	0.2%	0.4%

Income before income taxes	4.9%	3.9%
Provision for income tax (as a percentage of income before income tax)	(32.7%)	(31.6%)
Net income	3.3%	2.7%
Noncontrolling interests	(0.8%)	(0.6%)

Net income attributable to DynCorp International Inc.	2.6%	2.1%

(1)	The six months ended October 2, 2009 was a 26-week period from April 4, 2009 to October 2, 2009. The six months ended October 3, 2008 was a 27-week period from March 29, 2008 to October 3, 2008.

(2)	See EBITDA reconciliation.

DYNCORP INTERNATIONAL INC.
RECONCILIATION OF EBITDA
(In thousands)

	Three Months Ended
	October 2, 2009	October 3, 2008
	(unaudited)	(unaudited)

Net income attributable to DynCorp International Inc.	$20,555	$12,871
Income tax provision	13,301	9,131
Interest expense and swap ineffectiveness(1)	14,124	19,348
Depreciation and amortization(2)	10,555	10,276

EBITDA(3)	$58,535	$51,626

	Six Months Ended(4)
	October 2, 2009	October 3, 2008
	(unaudited)	(unaudited)

Net income attributable to DynCorp International Inc.	$41,200	$30,851
Income tax provision	25,928	18,447
Interest expense and swap ineffectiveness(1)	28,960	33,563
Depreciation and amortization(2)	20,979	21,087

EBITDA(3)	$117,067	$103,948

(1)	Includes net gain/loss from early extinguishment of debt and interest rate swap losses recorded in Other, net on our Condensed Consolidated Statement of Income.

(2)	Amount includes certain depreciation and amortization amounts which are classified as cost of services on our Condensed Consolidated Statements of Income.

(3)
We define EBITDA as GAAP net income adjusted for interest, taxes, depreciation and amortization and a portion of other expense related to interest rate swap losses. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(4)	The six months ended October 2, 2009 was a 26-week period from April 4, 2009 to October 2, 2009. The six months ended October 3, 2008 was a 27-week period from March 29, 2008 to October 3, 2008.

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	As of
	October 2, 2009	April 3, 2009
	(unaudited)	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$132,084	$200,222
Restricted cash	15,990	5,935
Accounts receivable, net of allowances of $348 and $68	636,352	564,432
Other current assets	116,277	124,214

Total current assets	900,703	894,803

Non-current assets	657,748	644,411

Total assets	$1,558,451	$1,539,214

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current portion of long-term debt	$14,137	$30,540
Other current liabilities	453,907	424,266

Total current liabilities	468,044	454,806

Long-term debt, less current portion	537,887	569,372
Other long-term liabilities	6,101	6,779

Total Shareholders’ equity attributable to DynCorp International Inc.	540,026	497,521
Noncontrolling interests	6,393	10,736
Total equity	546,419	508,257

Total liabilities and shareholders’ equity	$1,558,451	$1,539,214

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended(1)
	October 2, 2009	October 3, 2008
	(unaudited)	(unaudited)

Cash flows from operating activities:	$33,378	$37,953

Cash flows from investing activities:	(36,262)	(19,718)

Cash flows from financing activities:	(65,254)	29,165

Net increase/(decrease) in cash and cash equivalents	(68,138)	47,400
Cash and cash equivalents, beginning of period	200,222	85,379

Cash and cash equivalents, end of period	$132,084	$132,779

(1)	The six months ended October 2, 2009 was a 26-week period from April 4, 2009 to October 2, 2009. The six months ended October 3, 2008 was a 27-week period from March 29, 2008 to October 3, 2008.

DYNCORP INTERNATIONAL INC.
OTHER CONTRACT DATA
(In millions)

	As of
	October 2, 2009	April 3, 2009
	(unaudited)	(unaudited)
Backlog(1):
Funded backlog	$1,809	$1,431
Unfunded backlog	4,867	4,867

Total backlog (2)	$6,676	$6,298

Estimated remaining contract value(3)	$9,019	$8,415

(1)
Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts actually appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the actual dollar value of unexercised priced contract options and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. Historically, it has been our experience that the customer has typically exercised contract options.

(2)	As of October 2, 2009 and April 3, 2009, the backlog related to GLS was $2.7 billion and $3.1 billion, respectively, and is included in unfunded backlog in the table above.

(3)
Estimated remaining contract value represents total backlog plus management’s estimate of future revenue under IDIQ contracts for task or delivery orders that have not been awarded. Future revenue represents management’s estimate of revenue that will be recognized from the end of current task orders until the end of the IDIQ contract term and is based on our experience and performance under our existing contracts and management judgments and estimates with respect to future task or delivery order awards. Although we believe our estimates are reasonable, there can be no assurance that our existing contracts will result in actual revenue in any particular period or at all. Our estimated remaining contract value could vary or even change significantly depending upon various factors including government policies, government budgets and appropriations, the accuracy of our estimates of work to be performed under time and material contracts and whether we successfully compete with any multiple bidders in IDIQ contracts.